Exhibit 4.2

MARSHALL & ILSLEY CORPORATION

2005 EXECUTIVE DEFERRED COMPENSATION PLAN

as amended as of April 26, 2011

ARTICLE I

Establishment of Plan and Purpose

1.01. Establishment of Plan. Marshall & Ilsley Corporation has established the 2005 Marshall & Ilsley Executive Deferred Compensation Plan, effective as of December 16, 2004 (the “Plan”).

1.02. Purpose of Plan. The Plan shall permit a select group of senior management and highly compensated employees to enhance the security of themselves and their beneficiaries following the termination of their employment with the Companies (as defined herein) by deferring until that time a portion of the compensation which may otherwise be payable to them at an earlier date (including the deferral of receipt of restricted stock). By allowing key management employees to participate in the Plan, the Company expects the Plan to benefit it in attracting and retaining the most capable individuals to fill its executive positions in the Companies. The purpose of the Plan also includes accounting for Company Contributions pursuant to Section 4.05 and 4.06 of the Plan for a select group of senior management and highly compensated employees.

The parties intend that the arrangements described herein be unfunded for purposes of Title I in the Employee Retirement Income Security Act as amended from time to time.

ARTICLE II

Definitions and Construction

As used herein, the following words shall have the following meanings:

2.01. Definitions.

(a) Accounts. The accounts (including the sub-accounts) maintained for each Participant pursuant to Article V, below. For the avoidance of doubt, unless expressly stated to the contrary, “Accounts” include “CIC Accounts”.

(b) Administrator. The person or persons selected pursuant to Article VIII below to control and manage the operation and administration of the Plan.

(c) Affiliate. Any corporation or other entity which directly or indirectly controls, is controlled by, or under common control with, the referenced entity. Control means the ability of the Company or any direct or indirect subsidiary of the Company to elect a majority of the Board of Directors of the corporation or other entity, or if there is no Board of Directors, a majority of the body which governs the entity.

(d) Bank of Montreal. Bank of Montreal, a Schedule I Bank under the Bank Act (Canada).

(e) Beneficiaries. Those persons designated by a Participant to receive benefits hereunder.

(f) BMO Financial Corp. A wholly-owned subsidiary of Bank of Montreal and successor to Marshall & Ilsley Corporation after the Merger.

(g) Change in Control. Change in Control shall have the same meaning as in the Marshall & Ilsley Corporation 2010 Equity Incentive Plan.

(h) CIC Account. The two sub-accounts, one under Account A and one under Account B, established pursuant to Section 5.01, below, for each CIC Participant, which will be initially credited with the CIC Compensation in accordance with the CIC Participant’s initial Investment Election.

(i) CIC Compensation. The amount of compensation set forth opposite the CIC Participant’s name on Annex A to Section 6.5(e) of the Company Disclosure Schedule to the Merger Agreement (“Annex A”).

(j) CIC Participants means those five (5) persons listed in Section 6.5(e) of the Company Disclosure Schedule to the Merger Agreement as the “CIC Executives”, and such additional persons as may be designated by the Company, in its sole discretion, after the effective date of the Merger.

(k) Code. The Internal Revenue Code of 1986, as amended.

(l) Committee. Prior to the Merger, the Compensation and Human Resources Committee of the Board of Directors of the Company, or such other Committee as may be designated by the Board of Directors of the Company from time to time. After the Merger, the “Committee” means the Human Resources Committee of the Board of Directors of Bank of Montreal, or such other Committee as may be designated by the Board of Directors of Bank of Montreal from time to time.

(m) Common Shares. The authorized and issued or unissued $1.00 par value common stock of Marshall & Ilsley Corporation, which after the Merger shall refer to the common shares, without nominal or par value, of Bank of Montreal.

(n) Companies. Prior to the Separation Transaction, Marshall & Ilsley Corporation and any subsidiary thereof. After the Separation Transaction and prior to the Merger, the publicly-traded corporation with the name Marshall & Ilsley Corporation, and all entities that are Affiliates thereof. After the Merger, BMO Financial Corp. and all entities that are Affiliates thereof.

(o) Company. Prior to the Separation Transaction, Marshall & Ilsley Corporation, a Wisconsin corporation, or a successor thereof. After the Separation Transaction and prior to the Merger, the publicly-traded corporation with the name Marshall & Ilsley Corporation. After the Merger, BMO Financial Corp. or any successor thereto.

(p) Company Contributions. The amount contributed or credited by the Company or an Affiliate to the account of the Participant pursuant to Section 4.05 or Section 4.06 hereof.

(q) Compensation. The total of the Participant’s base salary, commissions, bonuses, and incentive pay which shall include amounts deferred by the Participant under this Plan or any other employee benefit plan of the Company. In all cases, Compensation shall include only compensation paid while an employee is a Participant in the Plan. Compensation shall not include any severance or salary continuation payments.

(r) Deferral Election. The election by a Participant, from time to time, to defer Compensation or Restricted Shares in accordance with the provisions of this Plan. Forms of Deferral Elections, which can be changed from time to time at the discretion of the Administrator (so long as such change(s) are in conformity with the requirements of Section 409A of the Code and the regulations promulgated thereunder), are attached hereto as Exhibit A.

(s) Distribution Election. The election by a Participant, from time to time, to choose the method of distribution of his deferrals, and any deemed investment increases or decreases attributable thereto. The methods of distribution contained in the forms of Distribution Election can be changed from time to time at the discretion of the Administrator, so long as such change(s) are in conformity with the requirements of Section 409A of the Code and the regulations promulgated thereunder. The current form is attached hereto as Exhibit D.

(t) Disability. A Participant shall be considered to be suffering from a Disability if the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either (i) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer or (ii) unable to engage in any substantial gainful activity.

(u) Employee. An employee of any one or more of the Companies.

(v) Employment. Employment with any one or more of the Companies.

(w) Fair Market Value. The closing sale price of the Common Shares and/or the Fidelity Stock, as the context requires, on the New York Stock Exchange as reported in the Midwest Edition of the Wall Street Journal or, with respect to the Common Shares after the Merger, on the Toronto Stock Exchange, for the applicable date; provided that, if no sales of

Common Shares or Fidelity Stock were made on said exchange on that date, “Fair Market Value” shall mean the closing sale price of the Common Shares or Fidelity Stock, as applicable, as reported for the next succeeding day on which sales of Common Shares or Fidelity Stock are made on said exchange, or, failing any such sales, such other market price as the Committee may determine in conformity with pertinent law and regulations of the Treasury Department.

(x) Fidelity. Fidelity National Information Services, Inc., the successor by merger to Metavante.

(y) Fidelity Stock. The class of common stock of Fidelity traded on the New York Stock Exchange, which is the class of common stock received in exchange for Metavante Stock in the merger of these entities.

(z) Investment Election. The election by the Participant, from time to time, which designates the Participant’s investment choices.

(aa) Merger. The transaction provided for in the Merger Agreement whereby Marshall & Ilsley Corporation will merge with and into a wholly-owned subsidiary of Bank of Montreal as described in the Merger Agreement.

(bb) Merger Agreement. The Agreement and Plan of Merger by and between Bank of Montreal and Marshall & Ilsley Corporation dated as of December 17, 2010.

(cc) Metavante. After the Separation Transaction, the publicly-traded parent of the group of companies that included the Company’s former subsidiary, Metavante Corporation.

(dd) Metavante Stock. The class of common stock of Metavante that was traded on the New York Stock Exchange.

(ee) Participants. Such senior management and highly compensated Employees whom the Administrator has identified as eligible to defer Compensation hereunder and who elect to participate by deferring Compensation, and the CIC Participants.

(ff) Plan. The Marshall & Ilsley Corporation 2005 Executive Deferred Compensation Plan, as stated herein and as amended from time to time.

(gg) Plan Year. The period beginning on January 1, 2005 and ending on December 31, 2005, and each 12-month period ending on each subsequent December 31.

(hh) Restricted Shares. An award of stock under a plan of the Company, which may contain transferability or forfeiture provisions (including a requirement of future services), all as set forth in an award agreement.

(ii) Restricted Stock Units. Units held in a Participant’s Account B which are received upon surrender of Restricted Shares or directly as a grant from the Company, and which have transferability or forfeiture provisions (which may include a requirement of future services). Each Restricted Stock Unit represents one notional Common Share, or one share of notional Fidelity Stock if the Restricted Stock Unit was previously a Restricted Stock Unit for notional Metavante Stock received as a result of the Separation Transaction, which became a Restricted Stock Unit for notional Fidelity Stock after the merger of Metavante with and into Fidelity.

(jj) Retirement. As to each Participant, the termination of his employment on or after attaining age 55, other than by reason of death or Disability, with at least 10 years of Service.

(kk) Separation Transaction. The transaction whereby Metavante and the Company become separate publicly-traded companies.

(ll) Service. As to each Participant, the period during which he has been employed by one or more of the Companies, including such period of time that he was employed by a predecessor in interest to one of the Companies.

(mm) Termination of Employment. For all purposes of this Plan, the determination of whether a Participant’s employment has terminated will be made in accordance with Treas. Reg. §1.409A-1(h) promulgated under Section 409A of the Code.

(nn) Trust. The Company’s Amended and Restated Deferred Compensation Trust II.

(oo) Unforeseeable Emergency. A severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B) of the Code) of the Participant, loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.02. Construction. The laws of the State of Wisconsin, as amended from time to time, without giving effect to their conflict of laws provisions, shall govern the construction and application of this Agreement, unless the Employee Retirement Income Security Act (“ERISA”) supersedes Wisconsin law. Words used in the masculine gender shall include the feminine and words used in the singular shall include the plural, as appropriate. The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall refer to the entire Agreement, not to a particular section. All references to statutory sections shall include the section so identified as amended from time to time or any other statute of similar import. If any provisions of the Internal Revenue Code, ERISA or other statutes or regulations render any provisions of this Plan unenforceable, such provision shall be of no force and effect only to the minimum extent required by such law.

ARTICLE III

Eligibility

3.01. Conditions of Eligibility. The Administrator shall, from time to time, specify the senior management and highly compensated Employees eligible to participate herein. Eligibility to participate in the Plan for one Plan Year does not guarantee eligibility for a subsequent Plan Year. Notwithstanding anything contained herein to the contrary, and for all purposes of this Plan, each CIC Participant shall be a Participant in the Plan as regards his or her CIC Account until such CIC Account is distributed in full on the first business day after the six-month anniversary of the Participant’s Termination of Employment.

3.02. Commencement of Participation. An individual identified as eligible to participate in the Plan for that Plan Year shall commence participation, by either (a) electing a deferral of Compensation, (b) surrendering Restricted Shares for Restricted Stock Units, on the applicable form provided by the Administrator, or (c) receiving an award of Restricted Stock Units, in accordance with the procedures established by this Plan and the Administrator.

3.03. Termination of Participation. An individual’s right to (a) defer Compensation or (b) surrender Restricted Shares for Restricted Stock Units hereunder shall cease as of the earlier of (i) a Participant’s Termination of Employment or (ii) failure of the Administrator to designate him or her as an Employee eligible to participate herein.

ARTICLE IV

Deferrals and Company Contributions

4.01. Amount and Manner of Deferral of Compensation. A Participant must sign and return the Deferral Election, substantially in the form of Exhibit B hereto, to the Company, no later than the date specified by the Company, indicating the amount or percentage of the Participant’s salary or other Compensation for such Plan Year which he elects to defer hereunder, which election shall become irrevocable on December 31st of the immediately preceding Plan Year. A Participant may defer (i) any portion not to exceed eighty percent (80%) of his base salary or (ii) up to 100% of his incentive or (iii) both, provided, however, that (a) the Participant may not defer less than $5,000 in a Plan Year and (b) the Participant’s Deferral Election for a Plan Year shall relate to Compensation earned by him during such Plan Year whether or not paid during that Plan Year.

If a Participant elects to defer a portion of his salary, the Company shall reduce the Participant’s regular salary by an equal amount in each pay period during the Plan Year of deferral. If a Participant elects to defer all or a portion of his incentive, the Company shall reduce each such Compensation payment by the percentage or dollar amount elected by the Participant.

4.02. Amount and Manner of Deferral of Compensation for Participants Who Commence Participation in the Plan after the Beginning of a Plan Year. If an Employee becomes eligible to participate in the Plan after the beginning of a Plan Year because he is newly hired by the Companies, or because he receives a promotion which results in him becoming eligible to participate in the Plan, the Employee must make his or her initial Deferral Election and Distribution Election no later than 30 days after the Employee first becomes eligible to participate in the Plan. Such Deferral Election may apply only to compensation paid for services to be performed after the election. In the case of an incentive or bonus payment, only that portion of the incentive or bonus payment that relates to services performed after the date of the election may be deferred. Notwithstanding the foregoing, if an Employee initially becomes a Participant solely because of company contributions credited to the SERP Account, as defined below in Section 4.05 hereof, the Distribution Election for the initial year such amounts are credited can be made no later than the first 30 days after such year. If no such Distribution Election is made, the default rules shall apply.

4.03. Amount and Manner of Deferral of Restricted Shares. A Participant may elect to defer an award of Restricted Shares by returning an Election to Convert Restricted Shares Into Restricted Stock Units, substantially in the form of Exhibit C hereto, to the Company, no later than the date specified by the Company, containing the information requested. Such Election shall become irrevocable as regards awards of Restricted Shares in a Plan Year on December 31st of the immediately preceding Plan Year, or, if a later deferral election is allowed pursuant to Section 409A of the Code, upon the Company’s receipt of the election. Any Election which elects to defer all future grants of Restricted Shares shall become irrevocable as to awards of Restricted Shares in a Plan Year on December 31st of the immediately preceding Plan Year.

4.04. Cessation of Deferral Election. In the event of an Unforeseeable Emergency, a Participant may request in writing that deferrals of Compensation elected by that Participant hereunder cease for the then current Plan Year. If the Administrator determines that such an Unforeseeable Emergency exists, the deferrals of Compensation for such Plan Year shall cease as to the Participant. If the Administrator determines that no such Unforeseeable Emergency exists, the deferrals shall continue as originally elected. If a Participant’s election deferral is cancelled for a Plan Year due to an Unforeseeable Emergency, the Participant may not resume deferrals of Compensation hereunder (if otherwise eligible therefor) until the Plan Year following the Plan Year in which such cessation occurred.

4.05. Company Contributions, In General. In the event that deferrals made by a Participant pursuant to this Plan cause a reduction in the contributions by the Company for the benefit of that Participant to any other qualified or nonqualified retirement plan maintained by the Company, and such reduction is not contributed or credited to any other nonqualified retirement plan, the Company shall credit to the Participant’s account under this Plan an amount equal to such net reductions in benefits. If, as a result of limitations contained in Sections 401(a)(17) and/or 415 of the Code, or as a result of amounts deferred under the Plan, the contributions made to the profit sharing component of the retirement program of the Company on behalf of a person eligible to participate in the Plan are reduced, the Company shall credit an amount equal to such reduction to an account established for such person (the “SERP Account”). The SERP Account shall be a separate bookkeeping account and shall vest as determined under the profit sharing component of the retirement program of the Company, taking into account service prior to the date hereof. In accordance with the terms of the SERP Account and the related plan documents, upon the occurrence of the Merger, all SERP Accounts shall be fully vested. Aside from the vesting requirement, the SERP Account shall be treated for all purposes of the Plan in the same manner as the Participant’s Account A, including division into sub-accounts consistent with the Distribution Election made for the Plan Year to which the Company contribution relates. In addition, to the extent any amounts owing to a Participant under any incentive compensation plan are in excess of amounts which would be deductible by the Company under Section 162(m) of the Code (excluding for this purpose any amount governed by Section 162(m)(5) of the Code) and the applicable Plan or the Committee requires that such excess amounts be deferred, such amounts shall be credited to the relevant sub-account of Participant’s Account A or Account B, as provided below in Section 5.01, consistent with the Distribution Election for such Plan Year.

4.06. Company Contributions to the CIC Accounts. As of the effective date of the Merger, the Company or an Affiliate shall credit to the CIC Account of each CIC Participant an amount equal to the CIC Compensation set forth in Annex A opposite such CIC Participant’s name. No Employee deferrals may be made to the CIC Account.

ARTICLE V

Accounts and Sub-Accounts

5.01. Establishment of Accounts; Sub-Accounts. Only for the purpose of measuring payments due Participants hereunder, the Company shall maintain on behalf of each Participant two Accounts: Account A and Account B, which shall each be divided into up to five sub-accounts, four of which shall reflect the four distribution options available for cash and Common Shares as set forth in the Distribution Election and the fifth being a sub-account to a CIC Participant’s CIC Account, if applicable. If the Company increases the number of distribution options available, the number of sub-accounts shall likewise be increased. All amounts deferred pursuant to Section 4.03 shall be credited to the relevant sub-accounts of Account B, which shall be denominated in notional Common Shares or shares of notional Fidelity Stock.

5.02. Nature of Accounts; Sub-Accounts. The Accounts and sub-accounts hereunder, and assets, if any, acquired by the Company or Trust to measure a Participant’s benefits hereunder, shall not constitute or be treated for any reason as a trust for, property of or a security interest for the benefit of, the Participants, their respective Beneficiaries or any other person. Each Participant and the Company acknowledge that the Plan constitutes a promise by the Company to pay benefits to the Participants or their respective Beneficiaries, that Participants’ rights hereunder are limited to those of general unsecured creditors of the Company or the employing Affiliate, and that the establishment of the Plan, acquisition of assets to measure a Participant’s benefits hereunder or deferral of all or any portion of a Participant’s Compensation, or Restricted Stock Units hereunder does not prevent any property of the Company, an Affiliate which employs the Participant or the Trust from being subject to the right of all the Company’s creditors (or, if the Participant is not an employee of the Company, the creditors of the employing Affiliate). The Company shall contribute all deferrals or contributions hereunder, whether by a Participant or the Company, to the Trust, which conforms in all material respects to the terms of the Internal Revenue Service’s model trust, as described in Revenue Procedure 92-64.

5.03. Maintenance of Account A.

a. Accounts shall be reconciled on a monthly or more frequent basis, at the Company’s election. The Company shall increase the relevant sub-account of Account A of each Participant by (i) the amount, if any, of his Compensation deferred during any relevant period based on the Distribution Election for such Plan Year which is allocated to Account A investments, (ii) the amount, if any, contributed by the Company pursuant to Section 4.05 or Section 4.06 hereof during the relevant period which is allocated to Account A investments and (iii) any income or gains resulting as if the sub-account, computed in accordance with subsection b, below, were invested pursuant to the timely-filed Investment Election in effect for such time period and decrease each Participant’s sub-account by (iv) any withdrawals by, or distributions to, a Participant, or allocations from Account A to Account B from the relevant sub-account of Account A during any relevant period and (v) any losses resulting as if the sub-account, computed in accordance with subsection b, below, were invested pursuant to the timely-filed Investment Election in effect for such relevant period.

b. For purposes of computing the investment return on any sub-account of Account A for any relevant period, the principal balance as of any day in any relevant period shall equal the balance as of the end of the immediately preceding day.

5.04. Maintenance of Account B.

a. Accounts shall be reconciled on a monthly or more frequent basis. The Company shall increase the relevant sub-account of Account B of each Participant by (i) the amount, if any, of the notional Restricted Stock Units deferred by, or granted to, the Participant, (ii) any notional Common Shares deemed purchased pursuant to Sections 5.05(b) or 5.06(b) (hereafter referred to as “Credited Shares”), and (iii) to the extent Credited Shares are deemed held, or shares of Fidelity Stock are deemed held, on the record date for any dividend, a number of additional notional Common Shares or shares of notional Fidelity Stock resulting from the reinvestment of dividends on a common investment date, which will be the date the dividend is paid in the case of dividends on Common Shares and any of the first five business days after the payment of the dividend, determined in the sole discretion of an independent brokerage agent, in the case of shares of Fidelity Stock. Such shares shall be assigned to the sub-account which contains the Common Shares or shares of Fidelity Stock generating the applicable dividends. The Company shall decrease each Participant’s sub-account of Account B by (i) any withdrawals or distributions from such sub-account of Account B during the relevant period, (ii) any Restricted Stock Units which fail to vest or become transferable because the Participant forfeits the Restricted Stock Units and (iii) any shares of Fidelity Stock deemed sold pursuant to Section

5.06(b) or (c). Consistent with the treatment of Restricted Shares, any dividends credited as regards Restricted Stock Units shall not be forfeited, even if the Participant later forfeits the Restricted Stock Units.

b. In the event of any distribution with respect to notional Common Shares or shares of notional Fidelity Stock other than a cash dividend, such as a stock split, stock dividend or similar transaction, the relevant sub-account of the Participant’s Account B shall be deemed credited with a number of additional notional Common Shares or shares of notional Fidelity Stock or other consideration as determined by the Committee in its sole discretion. Account B will be deemed denominated in whole and fractional shares. In clarification of the foregoing, upon the occurrence of the Separation Transaction, a Participant’s Account B deemed to hold both Common Shares and Metavante Stock determined as if the Participant were a shareholder of the Company for the number of notional Common Shares in his Account B (including Restricted Stock Units) immediately prior to the Separation Transaction. Upon the occurrence of the merger of Metavante with and into Fidelity, the relevant sub-account of a Participant’s Account B was deemed credited with the appropriate number of shares of Fidelity Stock that the Participant would have received if he had held the Metavante Stock directly.

c. In the event of a Change in Control (such as the Merger) or a change in control of any other corporation whose stock is held in Account B, the relevant sub-account of a Participant’s Account B shall be deemed credited with the same amount and type of consideration which a shareholder of the Company or such other corporation would have received holding the same number of Common Shares or other corporation’s stock as are deemed to be held in the relevant sub-account of a Participant’s Account B at the time of the payment of the consideration. If there is a shareholder election as to the type of consideration received in a Change in Control, the relevant sub-accounts of a Participant’s Account B will be deemed credited with consideration assuming that the Participant elected the maximum amount of Common Shares which is available to electing shareholders, adjusted for any proration required because of over-subscription. Notwithstanding the foregoing, if cash is received in connection with a Change in Control, such cash will be credited to the relevant sub-accounts of Account A which have the same distribution options as the sub-accounts of Account B in which the applicable Common Shares deemed converted to cash were previously held.

5.05. Investment Elections for Account A.

a. A Participant may file an Investment Election setting forth his investment preferences used to value his Account A. The initial investment options available to Participants are (i) the Moody’s A Long-Term Corporate Bond Rate (the “Moody’s Option”) adjusted annually to equal the average yield for the month of September of the previous year and (ii) the total return of the Vanguard Institutional Index Fund (VINIX) for the applicable period (the “VINIX Option”). All investment elections must be in increments of 10%. If a Participant does not file an Investment Election, the Participant will be deemed to have elected the Moody’s Option.

b. Starting with the Investment Election effective for the last business day of November, 2009 and continuing for all future Investment Elections, a Participant may elect to invest deferrals to be deemed invested in Common Shares or transfer all or part of his amounts in the various sub-accounts of Account A into the sub-accounts for the same respective distribution options (or the sub-account of the CIC Account) in Account B deemed to be invested in Common Shares. Amounts invested in, or transferred from Account A to, Account B may never be transferred to Account A, unless cash is received in a Change in Control, in which event it will automatically be transferred to Account A. Subject to compliance with Section 5.05(c) hereof, the dollar amounts invested in Account B will be deemed invested in Common Shares on the last business day of the applicable month such election or transfer is made and will then be credited to the applicable sub-account of Account B. Any transaction costs incurred by the Trust will reduce the proceeds available to be deemed invested in Common Shares.

c. The Participant may change his investment preferences monthly, no later than 3 PM Central Time on the last business day of an applicable month. Notwithstanding the foregoing, if the Participant is subject to the Company’s insider trading policy, an Investment Election under Section 5.05(b) can only be made when the trading window is open, and will become irrevocable as to investments in notional Common Shares when the trading window closes, even if it is prior to the due date for the election.

d. A Participant’s Account A shall reflect only the performance of the Moody’s Option or the VINIX Option, as applicable, and the Participant shall have no property right or security interest in the actual assets held by the Trust to provide for the payment of benefits under this Plan. If a Participant does not file an Investment Election, the Participant will be deemed to have elected the Moody’s Option.

5.06 Investment Elections for Account B after the Separation Transaction and the Merger of Metavante and Fidelity.

a. After the Separation Transaction, the sub-accounts of Account B of a Participant were deemed credited with both Common Shares and Metavante Stock. After the merger of Metavante with and into Fidelity, the sub-accounts of Account B of a Participant that previously held Metavante Stock were deemed credited with Fidelity Stock in accordance with Section 5.04(b).

b. The Participant may constructively sell any or all vested shares of Fidelity Stock by making a new Investment Election, no later than 3 PM Central Time on the last business day of such month, setting forth the number of shares of Fidelity Stock to be sold. The number of Common Shares deemed purchased by the Trust will equal the number of Common Shares that could have been purchased with the proceeds recognized from the sale of such Fidelity Stock on the last business day of the applicable month, which notional Common Shares will then be credited to the applicable sub-account of Account B which previously held the shares of Fidelity Stock that were sold. Any transaction costs incurred by the Trust will reduce the proceeds available to be deemed invested in Common Shares. Notwithstanding the foregoing, if the Participant is subject to the Company’s insider trading policy, an Investment Election under Section 5.06(b) can only be made when the trading window is open, and will become irrevocable as to investments in notional Common Shares when the trading window closes, even if it is prior to the due date for the election.

c. A Participant may constructively sell any or all Restricted Stock Units of Fidelity Stock by making a new Investment Election, no later than 3 PM Central Time on the last business day of such month, setting forth the number of shares underlying the Restricted Stock Units to be sold. The number of Common Shares deemed purchased will equal the number of Common Shares that could have been purchased by the Trust with the proceeds recognized from the sale of such Fidelity Stock on the last business day of the applicable month, which notional Common Shares will then be deemed credited to the applicable sub-account of Account B which previously held the shares of Fidelity Stock that were deemed sold. Any transaction costs incurred by the Trust will reduce the proceeds available to be deemed invested in Common Shares. Any restrictions governing the Restricted Stock Units of Fidelity Stock sold will govern notional Common Shares deemed purchased with the proceeds of the deemed sale of such Fidelity Stock. Notwithstanding the foregoing, if the Participant is subject to the Company’s insider trading policy, an Investment Election under Section 5.06(c) can only be made when the trading window is open, and will become irrevocable as to investments in notional Common Shares when the trading window closes, even if it is prior to the due date for the election.

d. A Participant’s Account B shall reflect only the performance of Common Shares and Fidelity Stock, if any, which is held in such Account B, and the Participant shall have no property right or security interest in any actual Common Shares or Fidelity Stock, which with respect to Fidelity Stock only, may be held by the Trust to provide for the payment of benefits under this Plan.

5.07. Change of Accounts. Once amounts have been allocated to the relevant sub-accounts of Account B, these amounts must remain in the referenced sub-accounts of Account B until such amounts are distributed to the Participant pursuant to Article VII hereof. Notwithstanding the foregoing, if cash is received in connection with a Change in Control or other change in control, such cash will be automatically credited to the applicable sub-account of Account A which has the same distribution period as the sub-account of Account B from which the cash was transferred. Upon a Change in Control, the Company, the Administrator or any successor thereto, may not change the investment choices available to Participants hereunder without the consent of a majority of the holders of Account balances under the Plan.

ARTICLE VI

Vesting

Subject to the vesting provisions contained in Section 4.05, above, and the rights of the Company’s creditors as set forth in Section 5.02, above, the Account of a Participant and the CIC Account of a CIC Participant, including all earnings accrued thereto, shall at all times be fully vested. Notwithstanding the foregoing, Restricted Stock Units will not become vested until all forfeiture provisions (including any requirement for future services) have been met. If such forfeiture provisions are not met, the Restricted Stock Units shall be forfeited and shall be subtracted from the applicable Account.

ARTICLE VII

Distributions

7.01. Distributions After Termination of Employment. Except as otherwise expressly provided herein, all distributions of the Accounts shall be made in accordance with the Distribution Elections which relate to deferrals made for each Plan Year. A Participant may make separate Deferral Elections for the sub-accounts of Account A and Account B. Distributions from the sub-accounts of Account A shall be in cash and distributions from the sub-accounts of Account B shall be in (a) Fidelity Stock to the extent the amounts in the relevant sub-accounts of Account B are denominated in shares of Fidelity Stock and (b) on and after July 6, 2011, cash, net of applicable taxes, to the extent the amounts in the relevant sub-accounts of Account B are denominated in notional Common Shares; provided, however, that the Participant may elect to have such cash, net of applicable taxes, distributed to a brokerage account in accordance with the terms and provisions of the election documentation provided to such Participant by the Company, which shall include an agreement by the Company to cause any applicable fees and commissions to be waived to the extent such cash distribution is used to purchase Common Shares in accordance with the terms and provisions of such election documentation.

Distribution Elections are irrevocable, and may not be modified, unless allowed under Section 409A of the Code, any guidance promulgated thereunder, or any successor thereto. If a Participant does not timely file a form of Distribution Election, he will be deemed to have elected payment pursuant to the lump sum option set forth in the form of Distribution Election. If a Participant files only one Distribution Election for any Plan Year, it will be deemed to cover both Account A and Account B, unless the Participant otherwise designates.

Notwithstanding anything in this Plan or a Distribution Election contained to the contrary, no distribution hereunder shall be made earlier than the first day after the six-month anniversary of a Participant’s Termination of Employment (or the next regularly-scheduled payroll date thereafter), other than in the case of Termination of Employment because of death or Disability. If the deductibility of such amounts by the Company would be limited by Section 162(m) of the Code (excluding for this purpose any amount governed by Section 162(m)(5) of the Code), such distribution shall occur on the later of (a) the first business day of the calendar year after the calendar year in which the Participant’s employment terminated (or the next regularly-scheduled payroll date thereafter), or (b) the first day after the six-month anniversary of a Participant’s Termination of Employment (or the next regularly-scheduled payroll date thereafter). If a Distribution Election would otherwise provide for an earlier distribution date for all or any portion of the Account balances, such amounts that would otherwise have been distributed at an earlier date shall be distributed in a lump sum on the first date on which distributions are allowable under this paragraph.

Notwithstanding anything in this Plan or a Distribution Election contained to the contrary, if Restricted Stock Units in a Participant’s Account B are not vested or transferable when a Termination of Employment occurs, and if they otherwise could vest or become transferable thereafter if the applicable restrictions are met, the cash amount with respect to such Restricted Stock Units shall not be distributed to the Participant until the vesting or transferability restrictions are satisfied, and then the cash amount with respect to the Common Shares, whether distributed in the form of cash or distributed to a brokerage account (in either case, net of applicable taxes) pursuant to Section 7.01 hereof, shall be distributed over the remaining period of the Distribution Election, or if there is no remaining period, in a lump sum within thirty days after they vest or become transferable, subject to the restrictions in the preceding paragraph.

7.02. Upon Death.

a. Upon a Participant’s death, any balance remaining in his Accounts shall be paid by the Company in accordance with his Distribution Elections except that such payments shall be made to the Beneficiary or Beneficiaries specified by the Participant or, if none, to his surviving spouse or, if none, to his estate or its successors or assigns. Each Participant may designate a Beneficiary or Beneficiaries to receive the unpaid balance of a Participant’s Accounts upon his death and may revoke or modify such designation at any time and from time to time by submitting to the Administrator a Beneficiary Designation substantially in the form attached hereto as Exhibit E or on such other beneficiary designation form as may be provided to the Participant by the Company from time to time.

b. If a Participant’s death occurs prior to the payment of any amounts to him hereunder, other than payments for Unforeseeable Emergencies, the Participant’s Beneficiaries shall receive payments in accordance with Section 7.01 hereof.

c. If a Participant designates multiple Beneficiaries as either primary or contingent Beneficiaries, and one of the Beneficiaries has predeceased the Participant, the deceased Beneficiary’s share shall go to the Beneficiary’s estate or its successors or assigns. For example, if a Participant designates his spouse as the sole primary beneficiary and his three children as equal contingent beneficiaries, and if the spouse and one child predecease the Participant, the two children would each get one-third of the distributions from the Accounts and the predeceased child’s one-third share would go to his estate or its successors or assigns. The spouse’s estate would be entitled to nothing.

d. If a Beneficiary survives a Participant but dies prior to receipt of the entire amount in the Accounts due him, the Company shall make payments to the estate of the Beneficiary, or its successors or assigns, in accordance with the Distribution Elections. For example, if the Participant’s spouse is his primary Beneficiary and his three children are his contingent Beneficiaries, and if the spouse survives the Participant such that she is receiving distributions pursuant to the terms of this Plan, but dies prior to the receipt of all distributions to which she is entitled, any remaining distributions shall be paid to the spouse’s estate or its successors or assigns and not to the contingent beneficiaries.

7.03. Unforeseeable Emergencies. In the event of an Unforeseeable Emergency either before or after the commencement of payments hereunder, a Participant or Beneficiary may request in writing that all or any portion of the benefits due him under the Accounts be paid prior to the normal time for payment of such amount. The Administrator shall, in its reasonable judgment, determine whether there is an Unforeseeable Emergency, and if so, shall distribute amounts which do not exceed the amounts reasonably necessary to satisfy the emergency need, plus amounts necessary to pay income taxes reasonably anticipated as a result of the distribution. In determining the amounts, the Administrator shall take into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), and by cancellation of the Participant’s Deferral Election as provided for in Section 4.04 hereof. The Administrator shall use its reasonable discretion to determine when the payments shall be made and shall immediately reduce the balance in the recipient’s Accounts by the amount of such payment.

7.04. Upon a Change in Control. Notwithstanding anything contained herein or in the Distribution Elections, a Participant’s Accounts shall be distributed in a lump sum after the termination of the Participant’s employment, and shall include the cash amount with respect to the Common Shares, whether distributed in the form of cash or cash distributed to a brokerage account (in either case, net of applicable taxes) pursuant to Section 7.01 hereof, but only if such Termination of Employment occurs when, or within a year after, a Change in Control takes place. Such distributions shall be made on the first day after the six-month anniversary of a Participant’s Termination of Employment (or the next regularly-scheduled payroll date thereafter), unless the Termination of Employment is due to death or Disability, in which event the distribution shall be made no later than forty-five days after Termination of Employment. Notwithstanding the foregoing, if the deductibility of such amounts by the Company would be limited by Section 162(m) of the Code (excluding for this purpose any amount governed by Section 162(m)(5) of the Code), such distribution shall occur on the later of (a) the first business day of the calendar year after the calendar year in which the Participant’s employment terminated (or the next regularly-scheduled payroll date thereafter), or (b) the first day after the six-month anniversary of a Participant’s Termination of Employment (or the next regularly-scheduled payroll date thereafter). In all events, and notwithstanding any other provision of this Plan, this Section 7.04 shall not apply to the CIC Accounts.

7.05. Distribution of CIC Accounts. Notwithstanding anything contained herein to the contrary, each CIC Account shall be distributed to the CIC Participant to which it relates in a lump sum on the first business day after the six-month anniversary of such CIC Participant’s Termination of Employment.

ARTICLE VIII

Administration of the Plan

8.01. Appointment of Separate Administrator. The Committee may, in its sole discretion, in writing, appoint a separate Administrator. Any person including, but not limited to, an employee or executive of Bank of Montreal or the Company or any of their respective subsidiaries, or a committee comprised of directors, employees and/or executives of a direct or indirect parent of the Company, shall be eligible to serve as Administrator. Two or more persons may form a committee to serve as Administrator. Persons serving as Administrator may resign by written notice to the Committee and the Committee may appoint or remove such persons. An Administrator consisting of more than one person shall act by a majority of its members at the time in office. An Administrator consisting of more than one person may authorize any one or more of its members to execute any document or documents on behalf of the Administrator, in which event the Administrator shall notify the Committee of the member or members so designated. The Committee shall accept and rely upon any document executed by such member or members as written revocation of such designation. No person serving as Administrator shall vote or decide upon any matter relating solely to himself or solely to any of his rights or benefits pursuant to the Plan.

8.02. Powers and Duties. The Administrator shall administer the Plan in accordance with its terms. The Administrator shall have full and complete authority and control with respect to Plan operations and administration unless the Administrator allocates and delegates such authority or control pursuant to the procedures set forth below. Any decisions of the Administrator or its delegate shall be final and binding upon all persons dealing with the Plan or claiming any benefit under the Plan. The Administrator shall have all powers which are necessary to manage and control Plan operations and administration including, but not limited to, the following:

a.	To employ such accountants, counsel or other persons as it deems necessary or desirable in connection with Plan administration. The Company shall bear the costs of such services and other administrative expenses.

b.	To designate in writing persons other than the Administrator to perform any of its powers and duties hereunder.

c.	The discretionary authority to construe and interpret the Plan, including the power to construe disputed provisions.

d.	To resolve all questions arising in the administration, interpretation and application of the Plan including, but not limited to, questions as to the eligibility or the right of any person to a benefit.

e.	To adopt such rules, regulations, forms and procedures from time to time as it deems advisable and appropriate in the proper administration of the Plan.

f.	To prescribe procedures to be followed by any person in applying for distributions pursuant to the Plan and to designate the forms or documents, evidence and such other information as the Administrator may reasonably deem necessary, desirable or convenient to support an application for such distribution.

8.03. Records and Notices. The Administrator shall maintain all books of accounts, records and other data as may be necessary for proper plan administration.

8.04. Compensation and Expenses. The expenses incurred by the Administrator in the proper administration of the Plan shall be paid by the Company. An Administrator who is an

Employee shall not receive any additional fee or compensation for services rendered as an Administrator.

8.05. Limitation of Authority. The Administrator shall not add to, subtract from or modify any of the terms of the Plan, change or add to any benefits prescribed by the Plan, or waive or fail to apply any Plan requirement for benefit eligibility.

8.06 Claims Procedures. A Participant shall be entitled to make a request for any benefits to which the Participant believes he or she may be entitled. Any such request must be made in writing, and it should be made to the Company.

A request for benefits will be considered a claim, and it will be subject to a full and fair review. If a Participant’s claim is wholly or partially denied, the Company shall furnish the Participant or the Participant’s beneficiary (the “Claimant”) or the Claimant’s authorized representative with a written or electronic notice of the denial within a reasonable period of time (generally, 90 days after the Company receives the claim or 180 days, if the Company determines that special circumstances require an extension of time for processing the claim and furnishes written notice of the extension to the Claimant or the Claimant’s authorized representative before the initial 90-day period ends), which sets forth, in an understandable manner, the following information:

a.	The specific reason(s) for the denial of the claim;

b.	Reference to the specific provisions of the Plan on which the denial is based;

c.	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why that material or information is necessary; and

d.	A description of the review procedures and the time limits applicable to those procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a denial on review.

The Company’s written extension notice must indicate the special circumstances requiring an extension of time for processing the claim and the date by which the Company expects to render its decision on the claim.

The Claimant or the Claimant’s authorized representative may appeal the Company’s decision denying the claim within 60 days after the Claimant or the Claimant’s authorized representative receives the notice denying the claim. The Claimant or the Claimant’s authorized representative may submit to the Company written comments, documents, records and other information relating to the claim. The Claimant or the Claimant’s authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. The Company’s review of the claim and of its denial of the claim shall take into account all comments, documents, records and other information submitted by the Claimant or the Claimant’s authorized representative relating to the claim, without regard to whether these materials were submitted or considered during the initial decision on the claim.

The Company’s decision on the appeal of a denied claim shall be made within a reasonable period of time (generally 60 days after the Company receives the claim or 120 days if the Company determines that special circumstances require an extension of time for processing the claim and furnishes written notice of the extension to the Claimant or the Claimant’s authorized representative before the initial 60-day period ends indicating the special circumstances requiring extension of time and the date by which the Company expects to render its decision on the claim). The Company will furnish the Claimant or the Claimant’s authorized representative with written or electronic notice of its decision on appeal. In the case of a decision on appeal upholding the Company’s initial denial of the claim, the Company’s notice of its decision on appeal shall set forth, in an understandable manner, the following information:

a.	The specific reason(s) for the decision on appeal;

b.	Reference to the specific provisions in the Plan on which the decision on appeal is based;

c.	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

d.	A statement describing any voluntary appeal procedures (including voluntary arbitration or any other form of dispute resolution) offered and the Claimant’s right to obtain information sufficient to make an informed judgment about whether to submit a benefit dispute to the voluntary level of appeal, and a statement of the Claimant’s right to bring an action under ERISA Section 502(a).

8.07 Communication with the Trust. Notwithstanding anything to the contrary herein, neither the Committee nor the Administrator may communicate under any circumstances, either orally or in writing, with the trustee of the Trust, or an agent thereof. Only the Company, or an agent thereof, may communicate, orally or in writing, with the trustee of the Trust in accordance with the terms herein and the terms of the Trust, as either may be amended from time to time.

ARTICLE IX

General Provisions

9.01. Assignment and Rights of Participant. No Participant or Beneficiary may sell, assign, transfer encumber or otherwise dispose of the right to receive payments hereunder. A

Participant’s rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of a Participant or a Beneficiary. No Participant or any other person shall have any interest in any fund or in any specific asset or assets of the Company by reason of any amounts credited to any Account hereunder, nor any right to exercise any of the rights or privileges of a stockholder with respect to any securities hypothetically credited to a Participant’s Account B under the Plan, nor any right to receive any distributions under the Plan except as and to the extent expressly provided in the Plan.

9.02. Employment Not Guaranteed by Plan. The establishment of this Plan and the designation of an Employee as a Participant, shall not give any Participant the right to continued Employment or limit the right of the Company to dismiss or impose penalties upon the Participant or modify the terms of Employment of any Participant.

9.03. Termination and Amendment. The Board of Directors of the Company prior to the Merger, and the Board of Directors of Bank of Montreal following the Merger, may at any time terminate, suspend, alter or amend this Plan so long as such actions do not contravene the requirements of Section 409A of the Code. No Participant or any other person shall have any right, title, interest or claim against the Company, its directors, officers or employees for any amounts, except that (i) the Participant shall be fully vested in his Accounts hereunder as of the date on which the Plan is terminated or suspended, except as to any unvested Restricted Stock Units, (ii) no amendment shall eliminate the crediting of an investment return on the sub-accounts of Account A prior to the complete distribution thereof or provide for a distribution method which accelerates the timing of distributions hereunder without the consent of a Participant and (iii) subsequent to a Change in Control, unless a majority of the holders of Account balances agree to the contrary, the Company or the Administrator may not alter (a) the choice of investments in the Investment Election as in effect immediately before the Change in Control and the frequency with which such elections may be made and (b) the payment options contained in the Distribution Elections as in effect immediately before the Change in Control. Notwithstanding the foregoing, the Board of Directors of the Company prior to the Merger, and the Board of Directors of Bank of Montreal following the Merger, may make any amendment necessary in order to avoid penalties under Section 409A of the Code, even if such amendments are detrimental to Participants.

9.04. Notice. Any and all notices, designations or reports provided for herein shall be in writing and delivered personally, by certified mail, return receipt requested, or by electronic means. Physical deliveries shall be addressed, in the case of the Company, to the Plan Administrator at 770 North Water Street, Milwaukee, Wisconsin 53202 and, in the case of a Participant or Beneficiary, to his home address as shown on the records of the Company. The addresses referenced herein may be changed by a notice delivered in accordance with the requirement of this Section 9.04.

9.05. Limitation on Liability. In no event shall the Company, Administrator or any employee, officer or director of the Company incur any liability for any act or failure to act unless such act or failure to act constitutes a lack of good faith, willful misconduct or gross negligence with respect to the Plan or the Trust.

9.06. Indemnification. The Company shall indemnify the Administrator and any employee, officer or director of the Company against all liabilities arising by reason of any act or failure to act unless such act or failure to act is due to such person’s own gross negligence or willful misconduct or lack of good faith in the performance of his duties to the Plan or the Trust. Such indemnification shall include, but not be limited to, expenses reasonably incurred in the defense of any claim, including reasonable attorney and legal fees, and amounts paid in any settlement or compromise; provided, however, that indemnification shall not occur to the extent that it is not permitted by applicable law. Indemnification shall not be deemed the exclusive remedy of any person entitled to indemnification pursuant to this section. The indemnification provided hereunder shall continue as to a person who has ceased acting as a director, officer, member, agent or employee of the Administrator or as an officer, director or employee of the Company and such person’s rights shall inure to the benefit of his heirs and representatives.

9.07. Headings. All articles and section headings in this Plan are intended merely for convenience and shall in no way be deemed to modify or supplement the actual terms and provisions stated thereunder.

9.08. Severability. Any provision of this Plan prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof. The illegal or invalid provisions shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provisions had never been inserted in this Plan.

9.09. Amendments to Conform Plan to Section 409A Guidance. Subsequent to the initial approval of this Plan by the Committee and Board of Directors of the Company, the Department of the Treasury issued guidance under Section 409A of the Code (the “Guidance”). The Guidance provides that the following previous deferrals are subject to the rules contained in Section 409A of the Code: (a) deferrals of 2004 incentives (given the Company’s discretion as to the amount of the incentives) and (b) Restricted Stock Units contained in the Company’s Amended and Restated Executive Deferred Compensation Plan as of January 15, 2004 (the “Original Plan”), that are not vested as of December 31, 2004. Marshall & Ilsley’s intention in adopting the Plan was that all deferred compensation subject to Section 409A would be contained in this Plan, and all deferred compensation not subject to Section 409A would be in the Original Plan. Thus, notwithstanding anything contained to the contrary in the Original Plan, this Plan or any Participants elections in connection with the Original Plan or this Plan, (i) deferrals of 2004 incentives and (ii) Restricted Stock Units contained in the Original Plan which are not vested as of December 31, 2004 will be reflected in Accounts A and B, respectively, of this Plan, and the Distribution Election(s) that govern such deferral(s) will be those made for those respective Accounts for 2005 deferrals, unless the Company specifically allows the individual to make a different Distribution Election in accordance with the Guidance. In addition, to the extent the Guidance, or any future guidance, would provide that deferrals prior to January 1, 2005 are subject to Section 409A of the Code, such deferrals shall be reflected in this Plan, and not the Original Plan. The applicability of Distribution Elections and other matters to deferrals prior to January 1, 2005 which are reflected in this Plan shall be determined by the Administrator, in its sole discretion, so as to comply with the requirements of Section 409A of the Code.

9.10. Compliance with Section 409A of the Code. This Plan shall be interpreted and administered in compliance with the requirements of Section 409A of the Code and any guidance promulgated thereunder, including the final regulations. Any ambiguous language shall be interpreted in a manner which makes it compliant with Section 409A of the Code and the applicable guidance.

9.11 December 2010 Amendments to Comply with Section 409A of the Code. The following amendments were made to all plans, agreements and arrangements of the Company and its subsidiaries which provide for compensation and/or benefits which are nonqualified deferred compensation for purposes of Section 409A of the Code (collectively referred to hereinafter as “Compensation Arrangements”), which include the Plan, on December 16, 2010 by the Board of Directors of the Company.

1.	Where any payment under a Compensation Arrangement is to be made at the time of a “change of control” or “triggering event,” (or a similar term) of the Company or one of its subsidiaries, such payment shall only be made if the “change of control” or “triggering event” is also a “change of control” for purposes of Code Section 409A.

2.	Where any payment or benefit under a Compensation Arrangement is “nonqualified deferred compensation” for purposes of Code Section 409A, if the payment or benefit is to be made or provided upon a termination of employment or service of the employee or director or upon a specified period of time thereafter, such payment or benefit shall only be made or provided at the time of the employee or director’s “separation from service” (as defined under Code Section 409A) or the same specified period of time thereafter.

3.	Where any payment or benefit under a Compensation Arrangement is “nonqualified deferred compensation” for purposes of Code Section 409A, if the payment is to be made or provided upon a termination of employment or service of the employee or upon a specified period of time thereafter, if the employee is a “specified employee” for purposes of Code Section 409A, any payments or benefits that would otherwise be made or provided during the six- month period following the date of the employee’s separation from service shall be accrued and shall not be paid or provided until the first business day of the Company following the six month anniversary of the employee’s separation from service.

4.	Any tax gross up payments provided for in a Compensation Arrangement (including, but not limited to, the Change of Control Agreements the Company has entered into with certain executives) shall be required to be paid to the executive no later than the end of the employee’s tax year following the year in which the employee remits the taxes.

5.	Any payments under a Compensation Arrangement which are payable upon an employee’s termination of employment and which are conditioned on the employee signing a release in favor of the Company shall be revised to commence (a) within the 60-day period following the date of the employee’s separation from service, and where the 60-day period following such separation spans two different calendar years, such payment(s) will not commence until the later calendar year during such 60-day period, or, if later, (b) upon the commencement date of such payments currently specified in such Compensation Agreement; provided, however, that if a payment is required to be delayed for six months because the employee is a “specified employee” for purposes of Section 409A, the delayed payment shall be made in a lump sum on the first business day of the Company following the six-month anniversary of the employee’s “separation from service” or, if later, upon the commencement date of such payment(s) currently specified in such Compensation Agreement. Any such Compensation Agreement shall be revised to require the employee to sign release, and for the rescission period to expire without revocation of the release within 60 days following the date of the employee’s “separation from service” or otherwise forfeit the compensation and benefits provided thereunder.

6.	Any other changes required to make the Compensation Arrangements compliant with the requirement of Section 409A of the Code or the regulations promulgated thereunder shall be made.